Exhibit 10.13

CHEM RX CORPORATION

SUBORDINATED NOTE

$2,217,776.41	October 26, 2007

FOR VALUE RECEIVED, Chem Rx Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Jerry Silva, (the “Payee”), or its successors or assigns, on April 30, 2015 (the “Maturity Date”), the principal sum of $2,217,776.41, or such greater or lesser amount as may be from time to time outstanding from the Payee to the Borrower, together with interest thereon at the rate set forth below.

1.                                       Definitions.

1.1.                              Certain Definitions. Except as the context otherwise requires, the following capitalized terms are used in this Note with the meanings set forth in this Section 1.1:

“Credit Agreements” means collectively, (i) the First Lien Credit and Guaranty Agreement, dated as of October 26, 2007, among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent, and (ii) the Second Lien Credit and Guaranty Agreement, dated as of October 26, 2007, among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent, in each case of (i) and (ii), as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, including any agreement providing for the extension, renewal, refinancing, refunding and replacement of all or any portion thereof (in the case of any refinancing, refunding and replacement thereof, to the extent the maturity thereof is on or prior to the Maturity Date).

“Loan Party” has the meaning given to such term in the Credit Agreements.

“Senior Indebtedness” means all Obligations (as defined in the Credit Agreements) (including, without limitation, all interest accruing after the filing of any petition for the bankruptcy or insolvency of any Loan Party, whether or not allowed as a claim), in each case whether now existing or hereinafter arising.

“Subordinated Indebtedness” means all outstanding principal of and accrued and unpaid interest on all indebtedness of the Borrower evidenced by this Note.

“Termination Date” has the meaning given to such term in the Credit Agreements.

2.                                       Interest Payments; Prepayments.

2.1.                              Interest Payments. This Note shall accrue interest at a rate of ten percent (10%) per annum. Accrued interest shall be paid on this Note on the basis of a year of 360 days consisting of 12 thirty-day months, in respect of the period from and including the date of the original issuance of this Note to and the first to occur after the date hereof of December 31, March 31, June 30 or September 30, and for each quarterly interest period thereafter (a “Quarterly Interest Period”), which Quarterly Interest Periods shall commence on January 1, April 1, July 1 and October 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Interest Period. Interest on this Note shall be payable on December 31, March 31, June 30 and September 30 of each year, commencing on the first to occur after the date hereof of December 31, March 31, June 30 or September 30. Interest shall be paid in-kind (by increasing the outstanding principal amount of this Note by the amount of such unpaid interest, and thereafter the principal amount of this Note shall be deemed to be such increased amount for all purposes hereunder, including the calculation of interest) and not in cash.

2.2.                              Voluntary Prepayments. Subject to the requirements of Section 4 below and to the terms of the Credit Agreements, principal of and interest on this Note are prepayable at any time and from time to time without penalty or premium, upon prior written notice. Any prepayments shall be applied first to accrued and unpaid interest, with the balance to principal.

2.3.                              Mandatory Prepayments. Principal and interest on this Note shall be required to be prepaid (and shall be permitted to be so prepaid, notwithstanding anything in this Note (including Section 4) to the contrary) in full upon the Termination Date in respect of all then outstanding Senior Indebtedness (notwithstanding that immediately after such Termination Date, there would be other Senior Indebtedness that refinanced, refunded or replaced such then existing Senior Indebtedness), if at or prior to such time Borrower has received at least $30,000,000 of net proceeds from the exercise of the Warrants (as defined in the Credit Agreements) or any equity offering.

3.                                       Default. Each of the following events shall constitute an “Event of Default”: (x) failure of the Borrower to make any payment of principal on this Note when due; or (y) an Insolvency Event. Upon the occurrence and continuance of an Event of Default, (a) the Payee may accelerate the maturity of this Note, whereupon the unpaid principal of and accrued and unpaid interest on this Note shall become immediately due and payable and (b) the Payee shall have all rights and remedies available to it under law or in equity; provided, however, for so long as the Termination Date in respect of all Senior Indebtedness has not occurred, the Payee (in its capacity only as a holder of Subordinated Indebtedness) shall not (i) exercise any right of setoff or recoupment with respect to the Subordinated Indebtedness, (ii) commence or join in the commencement of a proceeding against any Loan Party under any bankruptcy, insolvency, liquidation, reorganization or other similar law, (iii) demand, accept or obtain a lien or security interest to secure Subordinated Indebtedness on any property of the Borrower or any other Loan Party, or (iv) accelerate Subordinated Indebtedness or make any demand for payment upon any of the Loan Parties or bring any suit, action or claim at law or in equity against any of the Loan Parties for payment of any of the Subordinated Indebtedness.

4.                                       Subordination of Subordinated Indebtedness. The Payee, for itself and its successors and assigns, by acceptance hereof, covenants and agrees, for the benefit of the holders of Senior Indebtedness from time to time, and the Borrower acknowledges and agrees, that the Subordinated Indebtedness shall be subordinated and subject and junior in right of payment, to the extent and in the manner set forth in this Section 4, to all Senior Indebtedness.

4.1.                              Payments. The Borrower shall not make any payment upon or in respect of this Note (other than by way of the in-kind interest payments described in Section 2.1) until the Termination Date in respect of all Senior Indebtedness has occurred; provided that the Borrower may make prepayments of principal (including capitalized interest) and payments of interest so long as at the time of, and after giving effect to, any such payments, there would not be a breach of the Credit Agreements.

4.2.                              Insolvency, Liquidation etc. In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, reformation, readjustment, composition or other similar proceeding relating to the Borrower or its creditors or its property, or any proceeding for the liquidation, dissolution or other winding up of the Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, or any assignment by the Borrower for the benefit of creditors, or any other marshaling of the assets of the Borrower (each such event or condition is referred to herein as an “Insolvency Event”), then and in each such event (and without giving effect to any reduction or discharge to any of the obligations of any of the Loan Parties as a result of or in connection with the occurrence of any Insolvency Event with respect to any of the Loan Parties, other than a reduction or discharge of the obligations of any of the Loan Parties as a result of actual payment on such obligations):

(a)                                  the Termination Date in respect of all Senior Indebtedness must occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of or applied to the Subordinated Indebtedness; and

(b)                                 any payment or distribution of any character, whether in cash, securities or other property, which would otherwise (but for this Section 4.2(b)) be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness (or a representative thereof), until the Termination Date in respect of all Senior Indebtedness has occurred.

(c)                                  The Payee agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Indebtedness or any liens and security interests in property securing the Senior Indebtedness. The Payee also irrevocably authorizes and empowers the administrative agents under the Credit Agreements, in the name of the Payee, to demand, sue for, collect and receive any and all amounts owing under this Note to the same extent as provided herein; provided that the Payee has not done so on its own behalf within 15 days following the delivery to the Payee of a written request of the administrative agents under the Credit Agreements. The Payee agrees to execute, verify, deliver and file any proofs of claim in respect of this Note requested by the administrative agents under the Credit Agreements in connection with any such proceeding and hereby irrevocably authorizes, empowers and appoints the administrative agents under the Credit

Agreements as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of the Payee promptly to do so prior to 15 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such proceeding upon the failure of the Payee to do so prior to 10 days before the expiration of the time to vote any such claim; provided the administrative agents shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that an administrative agent votes any claim in accordance with the authority granted hereby, the Payee shall not be entitled to change or withdraw such vote.

(d)                                 The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Note shall continue to govern the relative rights and priorities of the lenders under the Credit Agreements and the Payee even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided, invalidated or disallowed in connection with any such proceeding, and this Note shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such holder.

4.3.                              Turnover. In the event any direct or indirect payment or distribution shall be received by the Payee in contravention of the provisions of Section 4, then such payment or distribution shall be held in trust for and shall be promptly paid over or delivered to the holders of Senior Indebtedness (or a representative thereof), for the benefit of the holders of Senior Indebtedness, until the Termination Date in respect of all Senior Indebtedness has occurred.

4.4.                              Non-impairment of Payee’s Creditor Status. Nothing otherwise contained in this Section 4 is intended to or shall impair, as among the Borrower, its creditors other than the holders of Senior Indebtedness, and the holder of Subordinated Indebtedness, the obligations of the Borrower, which are, subject to the terms of Section 4, absolute and unconditional, to pay the Subordinated Indebtedness, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder of Subordinated Indebtedness and creditors of the Borrower other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Payee from exercising all rights permitted it hereunder upon the acceleration of the Subordinated Indebtedness to the extent permitted under Section 3, subject to the rights, if any, under this Section 4 of the holders of Senior Indebtedness in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

4.5.                              Non-Waiver of Rights. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be charged with otherwise.

4.6.                              Benefits to Holders of Senior Indebtedness. The subordination and related provisions set forth in Section 4 are for the benefit of, and shall be enforceable by, the holders of Senior Indebtedness and their representatives.

5.                                       Miscellaneous.

5.1.                              Amendment. This Note may only be amended by the Payee, the Borrower and, prior to the Termination Date of all Senior Indebtedness, the administrative agents under the Credit Agreements.

5.2.                              Successors and Assigns. This Note shall be binding upon and inure to the benefit of the successors and permitted assigns of the Borrower and the Payee. Borrower may not assign or delegate this Note to any other party without the written consent of the Payee; provided that the Payee may, upon written notice given to the Borrower, assign all or any portion of this Note to family members of the Payee or to trusts, partnerships or other entities formed for the benefit of the Payee or such family members primarily for estate or family planning purposes. The Payee may, upon written notice given to the Borrower, assign all or any portion this Note to any party, and such party shall be recognized as the Payee hereunder to the extent of such assignment. Any such sale, assignment, pledge, disposition or transfer shall not be effective unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the administrative agents under the Credit Agreements an agreement pursuant to which it agrees to be bound to the subordination provisions contained in this Note, in form and substance reasonably satisfactory to the administrative agents under the Credit Agreements and such transferee. Notwithstanding the failure of any transferee to execute or deliver such an agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of this Note, and the terms of this Note shall be binding upon the successors and assigns of the Payee.

5.3.                              Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

5.4.                              Costs and Expenses. The Borrower shall pay or reimburse the Payee for all costs, fees and expenses (including, without limitation reasonable legal fees) incurred by the Payee in connection with the enforcement of his/her/its rights under this Note.

[Remainder of Page Intentionally Left Blank]

The Borrower has caused this Note to be executed in its name by its duly authorized officer as of the date first written above.

CHEM RX CORPORATION

By:	/s/ J. Jay Lobell
Name: J. Jay Lobell
Title: Director